EXHIBIT  99.1

FOR  RELEASE:Immediately
CONTACT:     Mark  Cummins  (Investors)     215.256.5025
             mcummins@harleysvillegroup.com
             Randy  Buckwalter  (Media)     215.256.5288
             rbuckwalter@harleysvillegroup.com

HARLEYSVILLE  GROUP  ADDS  TO  LOSS  RESERVES  IN  FOURTH  QUARTER  2003;
EXPECTS  TO  REPORT  LOSS  FOR  FOURTH  QUARTER  AND  FULL  YEAR  2003

HARLEYSVILLE, PA-FEBRUARY 11, 2004-Harleysville Group Inc. (Nasdaq: HGIC) announced today it is increasing loss reserves for prior accident years by $42 million pre-tax, or $0.92 per share after tax, in the fourth quarter of 2003, reflecting reserve increases primarily in four business lines. As a result, the company will report a diluted net loss per share in the range of $0.64 to $0.68 in the fourth quarter of 2003 and a diluted net loss per share in the range of $1.57 to $1.61 for the full year 2003. There were essentially no realized investment gains or losses in the fourth quarter of 2003. The company had diluted net income of $0.57 per share in the fourth quarter of 2002, which included realized investment gains of $0.04 per share, and diluted net income of $1.53 per share in 2002. For the full year, 2003 results included realized investment losses of $0.02 per share, compared to $0.39 per share of realized losses in 2002.
     The fourth quarter 2003 estimate reflects additions to the company's loss and loss adjustment reserves for prior accident years, primarily in its workers compensation, commercial automobile liability, commercial multi-peril and personal automobile liability lines of business. The company stated that about two-thirds of the reserve development relates to the 1999 through 2001 accident years.
     Harleysville Group will release its fourth quarter and full year 2003 results on Tuesday, February 17, prior to the start of regular trading on the Nasdaq Stock Market. Michael L. Browne, Harleysville's chief executive officer, will host a live Webcast at 9:00 a.m. (ET) that day to discuss the results. The Webcast will be available from the Investors section of the company's Web site (www.harleysvillegroup.com). An archive of the presentation will be available until February 17, 2005, on the company's site.
     Recognized as "Good people to know" in the markets it serves, Harleysville Insurance is a premier provider of insurance products and services for small businesses and individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. Harleysville Mutual owns 57 percent of Harleysville Group, a publicly traded holding company for nine regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Insurance, which distributes its products exclusively through independent insurance agencies, currently operates in 32 Eastern and Midwestern states. Further information can be found on the company's Web site.

                                      #####

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management's expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

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